EXHIBIT 99.2

                        AMENDMENT TO CONSULTING AGREEMENT

     THIS AMENDMENT TO CONSULTING AGREEMENT ("AMENDMENT") is made and entered into as of the 30th day of August, 2002, by and between RUBY MINING COMPANY, a Colorado corporation ("Ruby") and Barry S. Kaplan ("Consultant").

     WHEREAS, Consultant and Ruby entered into that certain Consulting Agreement dated September 18, 2001 (the "Agreement"), a copy of which is attached hereto as EXHIBIT "A" and by this reference made a part hereof; and

     WHEREAS, the parties to the Agreement desire to amend the Agreement so that Ruby shall deliver to Consultant an additional 100,000 shares of Ruby common stock for services rendered under said Agreement;

     NOW, THEREFORE, in consideration of $10.00 cash in hand and the premises, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. Pursuant to the authority granted in the first sentence of Paragraph 11 of the Agreement, the Agreement is hereby amended to provide that Ruby shall immediately deliver to Consultant an additional 100,000 shares (the "Additional Shares") of Ruby common stock, registered under Form S-8, for services rendered by Consultant under the Agreement beyond those called for under the Agreement.

     2. No other modifications or alterations to the Agreement are hereby agreed to or authorized, and it is hereby agreed that, upon delivery of the Additional Shares to Consultant, the Agreement shall be deemed completed and terminated.

     3. Upon delivery of the Additional Shares to Consultant, Consultant and Ruby, together with their employees, directors, officers, attorneys, agents, legal representatives, servants, and affiliates, agree to release, indemnify and hold harmless the other, together with the other's employees, directors, officers, attorneys, agents, legal representatives, servants and affiliates, from and against any and all actions, claims, liabilities, causes of actions, obligations, and debts, from the beginning of time until the date hereof, for any matter whatsoever, sounding in contract or tort or otherwise, including, but not limited to, any action arising out of or related to, the Agreement or this Amendment.


                        [SIGNATURES ARE ON THE NEXT PAGE]


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     IN WITNESS WHEREOF, this Amendment is made and entered into as of the the
30th day of August, 2002.



                                              /s/  Barry S. Kaplan
                                            ------------------------------------
Barry S. Kaplan

                                            RUBY MINING COMPANY


                                            By:   /s/  Herbert C. Leeming
                                                --------------------------------
                                                Herbert C. Leeming, CEO


                                            By:   /s// Murray D. Bradley, Jr.
                                                --------------------------------
                                                Murray D. Bradley, Jr., CFO







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